Exhibit 99.(h)(1)







                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                             THE LAZARD FUNDS, INC.

                                       AND

                      BOSTON FINANCIAL DATA SERVICES, INC.






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                                                 TABLE OF CONTENTS


                                                                            Page
                                                                            ----
1.       Terms of Appointment and Duties.....................................1

2.       Third Party Administrators for Defined Contribution Plans...........3

3.       Fees and Expenses ..................................................4

4.       Representations and Warranties of the Transfer Agent................5

5.       Representations and Warranties of the Fund..........................6

6.       Wire Transfer Operating Guidelines/Article 4A.......................6

7.       Data Access and Proprietary Information.............................8

8.       Indemnification ....................................................9

9.       Standard of Care...................................................11

10.      Confidentiality....................................................11

11.      Covenants of the Fund and the Transfer Agent.......................12

12.      Termination of Agreement...........................................12

13.      Assignment and Third Party Beneficiaries...........................13

14.      Subcontractors ....................................................13

15.      Miscellaneous     .................................................14

16.      Additional Portfolios..............................................15



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                      TRANSFER AGENCY AND SERVICE AGREEMENT


AGREEMENT made as of the 15th day of August, 2002, by and between THE LAZARD FUNDS, INC., a Maryland corporation, having its principal office and place of business at 30 Rockefeller Plaza, New York, New York 10112 (the "Fund"), and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2 Heritage Drive, North Quincy, Massachusetts 02171 (the "Transfer Agent").

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund currently offers shares in eleven (11) series, such series shall be named in the attached Schedule A, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with
Section 16, being herein referred to as a "Portfolio," and collectively as the "Portfolios"); and

WHEREAS, the Fund, on behalf of the Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       Terms of Appointment and Duties

         1.1 TRANSFER AGENCY SERVICES. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act, and the Transfer Agent agrees to act as, transfer agent for the Fund's authorized and issued shares of its common stock ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of record of each of the Portfolios ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("Prospectus") of the Fund on behalf of the applicable Portfolio, including, without limitation, any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Fund, on behalf of each of the Portfolios, as applicable, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

                  (a)  Receive  for  acceptance,  orders  and  payment  for  the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the authorized custodian of the Fund (the "Custodian");

                  (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                  (c) Receive for acceptance, redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;


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                  (d) In respect to the  transactions  in items (a), (b) and (c)
                  above, the Transfer Agent may execute transactions directly with financial institutions, securities dealers and other
                  industry   professional   authorized   by  the   Fund  or  its
                  distributor;

                  (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                  (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                  (g)  Prepare  and   transmit   payments  for   dividends   and
                  distributions declared by the Fund on behalf of the applicable Portfolio;

                  (h) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

                  (i) Record the issuance of Shares of the Fund and maintain pursuant to Securities and Exchange Commission ("SEC") Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

         1.2 ADDITIONAL SERVICES. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

                  (a) OTHER CUSTOMARY SERVICES. Perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxy statements, Shareholder reports, and Prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

                  (b) CONTROL BOOK (ALSO KNOWN AS "SUPER SHEET"). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund



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                  no later than 9:00 AM Eastern  Time,  or such  earlier time as the Fund may reasonably require, on the next business day;

                  (c) "BLUE SKY" REPORTING. The Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State; and
                  (ii) verify the establishment of transactions for each State on the Transfer Agent's system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State qualification status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State;

                  (d) NATIONAL SECURITIES CLEARING CORPORATION (THE "NSCC"). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of Shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of the NSCC'S participants, including the Fund's distributor), in accordance with instructions transmitted to and received by the Transfer Agent via transmission from the NSCC on behalf of broker-dealers, trusts, banks and TPAs (defined in Section 2.1 below) participants which have been established by, or in accordance with the instructions of the Fund on the dealer file maintained by the Transfer Agent; (ii) issue instructions to the Custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer, trust, bank and TPA participants); (iii) provide account and transaction information from the Fund's records on DST Systems, Inc. computer system TA2000 or its successor system ("TA2000 System") in accordance with the NSCC'S Networking and Fund/SERV rules for those broker-dealers, trusts, banks and TPAs; and (iv) maintain Shareholder accounts on the TA2000 System through Networking;

                  (e) RELATED SERVICES. Upon request of the Fund, provide additional related services to enable the Fund to comply with applicable requirements relating to abandoned property escheatment (upon approval by the Fund regarding the out-of pocket fee), garnishment orders, bankruptcy and divorce proceedings, federal or state tax levies and summonses and similar matters. Such services will be provided in accordance with the Transfer Agent's written policies and procedures;

                  (f) NEW PROCEDURES. New procedures as to who shall provide certain of these services in SECTION 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

2.       THIRD PARTY ADMINISTRATORS FOR DEFINED CONTRIBUTION PLANS

         2.1 The Fund may decide to make available to certain of its customers a qualified plan program (the "Program"), pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and administered by third party administrators which may be plan administrators as defined in the Employee



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                  Retirement Income Security Act of 1974, as amended ("TPA(s)").

         2.2      In accordance with the procedures  established in the Schedule
                  2.1 entitled "Third Party Administrator Procedures," as may be amended by the Transfer Agent and the Fund from time to time ("Schedule 2.1"), the Transfer Agent shall:

                  (a) Treat Shareholder accounts established by the Plans in the name of the trustees, Plans, TPAs or their nominees, as the case may be, as omnibus accounts;

                  (b) Maintain omnibus accounts on its records in the name of the trustees, Plans, TPAs or their nominees as the trustee for the benefit of the Plan; and

                  (c) Perform all services under SECTION 1 as transfer agent of the Fund and not as a record-keeper for the Plans.

         2.3 Transactions identified under SECTION 2 of this Agreement shall be deemed exception services ("Exception Services") when such transactions:

                  (a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under SECTION 1 of this Agreement;

                  (b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

                  (c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System, than is usually required by non-retirement plan and pre-nightly transactions.

3.       FEES AND EXPENSES

         3.1 FEE SCHEDULE. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of-pocket expenses and advances identified under SECTION 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

         3.2      OUT-OF-POCKET  EXPENSES.  In  addition  to the fee paid  under
                  SECTION 3.1 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses including, but not limited to, production of confirmation statements and investor statements, banking fees, postage, forms, telephone, records retention, microfilm, microfiche, customized programming / enhancements that have been approved in advance by the Fund, federal wire, transcripts, mailing and tabulating proxies, or advances incurred by the Transfer Agent for the items set out in Schedule 3.1 attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.



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         3.3      INVOICES.  The Fund  agrees  to pay all fees and  reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

         3.4 COST OF LIVING ADJUSTMENT. Following three years from the date of this Agreement (the "Initial Term"), unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent as previously provided in the Initial Term, the total fee for all services shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase (not to exceed 3% for any year) for the twelve-month period of such previous calendar year of the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Boston area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.

4.       REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Fund that:

         4.1 It is duly registered as a transfer agent pursuant to the Securities Exchange Act of 1934, as amended.

         4.2 It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

         4.3 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

         4.4 It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform this Agreement.

         4.5      All  requisite  corporate   proceedings  have  been  taken  to
                  authorize it to enter into and perform this Agreement.

         4.6 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.



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5.       REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the Transfer Agent that:

         5.1 It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

         5.2 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

         5.3      All  corporate   proceedings  required  by  said  Articles  of
                  Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

         5.4 It is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

         5.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.       WIRE TRANSFER OPERATING GUIDELINES/ARTICLE 4A OF THE UNIFORM COMMERCIAL
         CODE

         6.1 OBLIGATION OF SENDER. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received on the next business day.

         6.2 SECURITY PROCEDURE. The Fund acknowledges that the Security Procedure it has designated on the Fund selection form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

         6.3 ACCOUNT NUMBERS. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.



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         6.4      REJECTION. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if processed, would cause the Transfer Agent, in the Transfer Agent's reasonable judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) the Transfer Agent, in good faith, is not satisfied that the transaction has been properly authorized.

         6.5 CANCELLATION OR AMENDMENT. The Transfer Agent shall use reasonable efforts to act promptly on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied notwithstanding the Transfer Agent's reasonable efforts.

         6.6 ERRORS. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received, the Transfer Agent complies with the Security Procedure and the Transfer Agent has no actual knowledge that the payment order is erroneous. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

         6.7 INTEREST. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of the Transfer Agent's delivery of the confirmation of such order to the Fund.

         6.8 ACH CREDIT ENTRIES/PROVISIONAL PAYMENTS. When the Fund initiates or receives Automated Clearing House ("ACH") credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

         6.9 CONFIRMATION. Confirmation of the Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours, notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. The Fund must report any objections to the execution of an order within thirty (30) days of the delivery of the confirmation of such order to the Fund.



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7.       DATA ACCESS AND PROPRIETARY INFORMATION

         7.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

                  (a) Use such programs and databases (i) solely on the Fund's computers, or solely from equipment at the location agreed to between the Fund and the Transfer Agent; and (ii) materially in accordance with the Transfer Agent's applicable user documentation as advised by the Transfer Agent;

                  (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computer(s)), the Proprietary Information;

                  (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

                  (d) Refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent's computer to the Fund's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

                  (e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

                  (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

         7.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

         7.3 The Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the



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                  disclosure of such  Proprietary  Information in breach of this
                  Agreement   would   cause  the   Transfer   Agent   immediate,
                  substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or
                  use  of  the   Proprietary   Information  in  breach  of  this
                  Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

         7.4 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT
                  LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         7.5 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to: (i) effect the transfer or movement of cash or Shares; or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with the Security Procedure, and the Transfer Agent has no actual knowledge that the payment order is not valid and authentic.

         7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this SECTION shall survive any earlier termination of this Agreement.

8.       INDEMNIFICATION

         8.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability ("Losses") arising out of or attributable to:

                  (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

                  (b) The Fund's lack of good faith, negligence or willful misconduct in the performance of this Agreement;

                  (c) The reasonable reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or
                  (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons, providing, however, that the Losses are not arising out of or attributable to the Transfer Agent's failure to act in accordance with the standard of care set forth in Section 9 of this Agreement;

                  (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares, providing, however, that the Losses are not arising out of or attributable to the Transfer Agent's failure to act in accordance with the standard of care set forth in Section 9 of this Agreement;

                  (e) The negotiation and processing of any checks including without limitation for deposit into the Fund's demand deposit account maintained by the Transfer Agent, providing, however, that the Losses are not arising out of or attributable to the Transfer Agent's failure to act in accordance with the standard of care set forth in Section 9 of this Agreement; or

                  (f) Upon the Fund's request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems, providing, however, that the Losses are not arising out of or attributable to the Transfer Agent's failure to act in accordance with the standard of care set forth in Section 9 of this Agreement.

         8.2      In order that the indemnification provisions contained in this
                  SECTION 8 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund's prior written consent.

         8.3 The absence of any provision in this Agreement providing for indemnification of the Fund by the Transfer Agent for breach of this Agreement shall not limit the Fund's remedies, at law or in equity, for any such breach.

9.       STANDARD OF CARE

                  The Transfer Agent shall at all times act in good faith and in compliance with applicable law and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by SECTION 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in SECTION 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services.

10.      CONFIDENTIALITY

         10.1 The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customer or shareholder lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund, as applicable, and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by SECTION 7.3 shall be available to the party whose confidential information is disclosed (with respect to the Fund, as if reference to the Fund and the Transfer Agent are substituted for each other). The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or a Fund agent for purposes of providing services under this Agreement; provided, however, that the Transfer Agent shall use its best efforts to require such sub-contractors to agree that such data be kept in the strictest confidence and used solely for the purposes of performing this Agreement. The Transfer Agent shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of , and to prevent unauthorized access to or use of, such data.

         10.2 In the event that any requests or demands are made of the Transfer Agent by a third party for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas directed to the Transfer Agent from state or federal government authorities (i.e., divorce and criminal actions) that are handled in accordance with the Transfer Agent's standard procedures, the Transfer Agent will notify the Fund, unless prohibited by law or court order, and secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11. COVENANTS OF THE FUND AND THE TRANSFER AGENT

         11.1 The Fund shall promptly furnish to the Transfer Agent the following, to the extent the Fund has not already provided such information to the Transfer Agent:

                  (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

                  (b) A copy of the Articles of Incorporation of the Fund and all amendments thereto and a copy of the By-Laws of the Fund and all amendments thereto in each case that may affect the Transfer Agent's performance of this Agreement.

         11.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         11.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

         11.4 The Transfer Agent will provide for back-up of its computer files and data with respect to the Fund. The Transfer Agent will maintain a comprehensive Disaster Recovery Plan and will provide the Fund with a summary of its Disaster Recovery Plan upon the reasonable request of the Fund.

         11.5 The Transfer Agent shall continue in effect its current level of insurance coverage, provided that such coverage is available from a domestic insurance carrier at a reasonable cost. The Transfer Agent shall provide the Fund with written notice of any modification which decreases coverage or of any termination of such coverage. Such notice shall be sent to the Fund within ten (10) business days of the Transfer Agent's receipt of notice of such modification or termination.

12.      TERMINATION OF AGREEMENT

         12.1 TERM. This Agreement may be terminated by either party upon one hundred and twenty (120) days' written notice to the other party.

         12.2 CONFIDENTIAL INFORMATION. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

         12.3 UNPAID INVOICES. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of SECTION 3.3 of this Agreement.

         12.4 BANKRUPTCY. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

13.      ASSIGNMENT AND THIRD PARTY BENEFICIARIES

         13.1 Except as provided in SECTION 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

         13.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         13.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in SECTION 14.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

14.      SUBCONTRACTORS

         14.1 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) a subsidiary of the Transfer Agent that is a duly registered as a transfer agent or (ii) an affiliate of the Transfer Agent that is duly registered as a transfer agent; provided, however, that the Transfer Agent shall be as fully responsible to the Fund for the acts and omissions of its subsidiary or affiliate as it is for its own acts and omissions.

         14.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for, the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. mail, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

15.      MISCELLANEOUS

         15.1 AMENDMENT. This Agreement may be amended or modified by a written agreement executed by both parties.

         15.2 MASSACHUSETTS LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

         15.3 FORCE MAJEURE. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Notwithstanding the foregoing, each party agrees to make a good faith effort to perform its obligations hereunder.

         15.4 CONSEQUENTIAL DAMAGES. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

         15.5 SURVIVAL. All provisions regarding indemnification, warranty (other than in Sections 4 and 5), liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

         15.6 SEVERABILITY. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

         15.7 PRIORITIES CLAUSE. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

         15.8 WAIVER. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

         15.9 MERGER OF AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

         15.10 COUNTERPARTS. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         15.11 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

         15.12 NOTICES. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                  (a)      If to the Transfer Agent, to:

                           Boston Financial Data Services, Inc.
                           2 Heritage Drive, 4th Floor
                           North Quincy, Massachusetts 02171
                           Attention: Legal Department
                           Fax: 617- 483-2490

                  (b)      If to the Fund, to:

                           Lazard Asset Management
                           30 Rockefeller Plaza
                           New York, New York 10112
                           General Counsel
                           Fax: 212-332-5914

16.      ADDITIONAL PORTFOLIOS

         In the event that the Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.



BOSTON FINANCIAL DATA SERVICES, INC.      THE LAZARD FUNDS, INC.

By:   /s/ Carol Gilmartin                 By:   /s/ Bernard J. Grzelak
------------------------------------      --------------------------------------

Name: Carol Gilmartin                     Name:  Bernard J. Grzelak
------------------------------------      --------------------------------------

Title: Vice President                     Title: Treasurer
------------------------------------      --------------------------------------


Attest: /s/ Sharon L. Freyer              Attest: /s/ Stephen St. Clair
------------------------------------      --------------------------------------

Name:   Sharon L. Freyer                  Name:   Stephen St. Clair
------------------------------------      --------------------------------------

                                   SCHEDULE A


CLASS: INSTITUTIONAL
631                     Lazard Equity Portfolio
632                     Lazard International Equity Portfolio
634                     Lazard Bond Portfolio
635                     Lazard Strategic Yield Portfolio
636                     Lazard Small Cap Portfolio
637                     Lazard International Small Cap Portfolio
638                     Lazard Emerging Markets Portfolio
641                     Lazard Mortgage Portfolio
991                     Lazard Mid Cap Portfolio
993                     Lazard High Yield Portfolio
1160                    Lazard International Equity Select Portfolio

CLASS: OPEN
645                     Lazard Equity Portfolio
646                     Lazard International Equity Portfolio
648                     Lazard Bond Portfolio
649                     Lazard Strategic Yield Portfolio
650                     Lazard Small Cap Portfolio
651                     Lazard International Small Cap Portfolio
652                     Lazard Emerging Markets Portfolio
992                     Lazard Mid Cap Portfolio
994                     Lazard High Yield Portfolio
1161                    Lazard International Equity Select Portfolio






BOSTON FINANCIAL DATA SERVICES, INC.       THE LAZARD FUNDS, INC.

By:   /s/ Carol Gilmartin                 By:   /s/ Bernard J. Grzelak
------------------------------------      --------------------------------------

Name: Carol Gilmartin                     Name:  Bernard J. Grzelak
------------------------------------      --------------------------------------

Title: Vice President                     Title: Treasurer
------------------------------------      --------------------------------------

                                  SCHEDULE 2.1

                     THIRD PARTY ADMINISTRATOR(S) PROCEDURES

                               Dated ____________


1. For TPA(s) which receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from Plans or Plan Participants, as the case may be, the TPA(s) shall notify the Transfer Agent of the net amount of purchases or redemptions, as the case may be, for each omnibus account for Shares beneficially held by Plans ("Plan Accounts") on the next succeeding day on which both the New York Stock Exchange and the Fund are open for business (a "Business Day") following the Trade Date on which the TPA(s) accepted Instructions for the purchase and redemption of Shares ("(TD+1)"). Each Business Day on which the TPA receives Instructions shall be a "Trade Date." In the case of net purchases by any Plan Account, the TPA(s) shall arrange for the transmission of the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan Account, the TPA(s) shall instruct the Custodian regarding transmission of the aggregate redemption proceeds for Shares by wire transfer on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by the Fund or its agent and the TPA(s), as acceptable to the Transfer Agent.

2. Instructions shall mean (a) orders in respect of Plan Accounts for the purchases of Shares, and (b) requests in respect of Plan Accounts for the redemption of Shares, in each case based on purchase orders and redemption requests in respect of a Plan Account in proper form by the time required by the terms of the Plan, but not later than the time of day at which the net asset value of the Fund is calculated, as described from time to time in the Fund's Prospectus (currently as of the close of trading on the New York Stock Exchange (normally 4:00 p.m., Eastern time)).

3. The Fund and the Transfer Agent agree that responsibility for the following matters shall be determined as between the Fund and the TPA(s) by an agreement of such parties and in no event shall they be deemed to be the responsibility of the Transfer Agent, except, in the case of (a) - (d), (f) and (g), where a Plan is a record holder of
         Shares:

         (a) maintenance of separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances;

         (b) maintenance of records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares;

         (c) preparation, and transmission to each of the Plans, of periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares);

         (d) transmission to the Plans of the Prospectuses, Shareholder proxy materials, Shareholder reports, and other information provided by the Fund for delivery to its Shareholders;

         (e) preparation and transmission to each Fund, or any agent designated by it, of such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements;

         (f) transmission to the Plans of confirmation of purchase orders and redemption requests placed by the Plans; and

         (g)      with  respect  to  Shares,   maintenance  of  account  balance
                  information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.






BOSTON FINANCIAL DATA SERVICES, INC.      THE LAZARD FUNDS, INC.

By:   /s/ Carol Gilmartin                 By:   /s/ Bernard J. Grzelak
------------------------------------      --------------------------------------

Name: Carol Gilmartin                     Name:  Bernard J. Grzelak
------------------------------------      --------------------------------------

Title: Vice President                     Title: Treasurer
------------------------------------      --------------------------------------

                                  SCHEDULE 3.1
                                      FEES

                  FEE TERM: AUGUST 15, 2002 THROUGH AUGUST 14, 2005


ANNUAL ACCOUNT SERVICE FEES

Per Open / Active Account Rate
0 -10,000                                         $19.75
10,000-25,000                                     $17.50
>25,000                                           $15.50

Closed Accounts                                   $1.80

Redemption Fee Charge per account per year        $2.00

Minimum Per Cusip
Open/Institutional                                $22,000.00

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

IRA CUSTODIAL FEE

Annual Maintenance                                $10.00 / account

OUT OF POCKET EXPENSES

Payment of out-of-pocket expenses shall be as set forth in Section 3.2 of the Agreement.







BOSTON FINANCIAL DATA SERVICES, INC.      THE LAZARD FUNDS, INC.

By:   /s/ Carol Gilmartin                 By:   /s/ Bernard J. Grzelak
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Name: Carol Gilmartin                     Name:  Bernard J. Grzelak
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Title: Vice President                     Title: Treasurer
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